Exhibit 19.1

DULUTH HOLDINGS INC.

STATEMENT OF POLICY ON SECURITIES TRADING

(Amended as of October 31, 2017)

I.PURPOSE OF STATEMENT OF POLICY

The federal securities laws prohibit “insider trading.”  Insider trading is a major focus of the enforcement program of the Securities and Exchange Commission and of criminal prosecutions brought by the Department of Justice.

As of the date of adoption of this Statement of Policy on Securities Trading, companies are subject to a civil penalty of up to the greater of $1,525,000 or three times the profit gained or loss avoided as a result of an employee’s violation, and a criminal penalty of up to $25,000,000.  Individuals who trade on (or tip others as to) material non-public information are subject to a civil penalty of up to the greater of $1,000,000 or three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5,000,000, and a jail term of up to twenty years.  Other “controlling persons,” such as managerial and supervisory personnel, may also be subject to similar penalties under certain circumstances if they fail to take appropriate steps to prevent insider trading violations by their controlled persons.  In addition, the federal securities laws permit private rights of action against companies and individuals for insider trading.

In order to comply with its obligations under the federal securities laws, Duluth Holdings Inc. (the “Company”) has adopted this Statement of Policy on Securities Trading.

II.POLICY

A.Policy on Prohibited Trading.  It is the Company’s policy to prohibit trading by the Company and its subsidiaries and the directors, officers and employees of the Company and its subsidiaries (each a “Covered Person”) while in possession of material non-public information.  Accordingly, no Covered Person shall buy or sell securities of the Company while in possession of material non-public information relating to the Company or any of its affiliates, nor shall any Covered Person buy or sell securities of any other company, including Company customers, while in possession of material non-public information relating to such company which was obtained in the course of service to the Company or from any Covered Person.

B.Policy of Confidentiality.  Often illegal trading results from the misuse of confidential information, such as “tipping” which means communicating material non-public information to others under circumstances that suggest that the “tipper” was trying to help the “tippee” make a profit or avoid a loss.  In order to facilitate the foregoing policy on prohibited trading, it is the policy of the Company that all material non-public information relating to the Company, or material non-public information relating to any other company which was obtained in the course of service to the Company or from any Covered Person, shall be treated as confidential and shall not be communicated to any other person, including other Covered Persons, except for a valid Company purpose.

C.Pre-Clearance of All Trades by Directors, Executive Officers and Certain Others.  To further facilitate the foregoing policy on prohibited trading, to provide assistance in preventing inadvertent violations and to avoid even the appearance of an improper transaction, all transactions in Company securities by directors of the Company, individuals who have been designated by the Board of Directors as executive officers of the Company, and other Covered Persons designated by the Compliance Officer (defined below) must be pre-cleared by the Compliance Officer and generally will be limited to a trading window commencing three days after the public release of quarterly financial information (the “Release”) and ending on the last trading day of the second month of the quarter following the quarter to which such Release relates (the “Trading Window”).  This period, however, may be shortened or suspended by the Compliance Officer when (i) the person seeking to engage in a transaction is in possession of material non-public information relating to the Company, (ii) the Company is contemplating, or in the process of, the purchase or distribution of its securities, (iii) the Company is contemplating, or in the process of conducting, any extraordinary material business activity which has not yet been made public or (iv) otherwise determined to be appropriate by the Compliance Officer.  This period may also be extended under circumstances as determined to be appropriate by the Compliance Officer.  The Compliance Officer will give notice to each other Covered Person who becomes subject to these requirements.

D.Prohibition on Certain Transactions by Directors, Executive Officers and Certain Others.  Those Covered Persons who are subject to the foregoing requirement concerning pre-clearance of trades are prohibited from engaging in the following transactions in securities of the Company unless advance approval is obtained from the Compliance Officer:

1.Hedging.  Such persons may not engage in any transaction in the securities of the Company, including hedging, short selling, borrowing, or lending, with the effect of or intent to mitigate loss or manage the risks of changes in the price, or to profit or share in any profit from any decrease in the price, of any security of the Company.

2.Options trading.  Such persons may not buy or sell puts or calls on securities of the Company.

3.Other derivative instruments.  Such persons may not buy or sell warrants, convertible securities, stock appreciation rights, or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any security of the Company or with a value derived in whole or part from the value of any security of the Company, whether or not such instrument or right is subject to settlement in the underlying security of the Company, or any other instrument that provides the direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any security of the Company.

4.Pledges.  Such persons may not pledge securities of the Company, whether as collateral for the extension of a loan or otherwise.

E.Non-Public Information.  For purposes of this Statement of Policy, non-public information is defined as information which is not generally available to the investing public.  Information released by the Company will be considered public two days after full dissemination of the information through a national news service or the filing of a report containing the information with the SEC, whichever occurs first.  Selectively disclosing such information to a few members of the public does not make the information public for insider trading purposes, and may, in fact, be prohibited by the federal securities laws.

F.Material Information.  For purposes of this Statement of Policy, material information is defined as any information that a reasonable investor would consider important in a decision to buy, hold or sell securities.  The following types of information are examples of information that will be considered material for purposes of this Statement of Policy:  projections of future earnings or losses; proposals, plans or agreements, even if preliminary in nature, involving a merger, acquisition, tender offer, significant sale of assets or disposition of a significant subsidiary; significant changes in dividend policies, the declaration of a stock split, or the repurchase of securities; changes in management; impending bankruptcy or financial liquidity problems; significant write-downs in assets or increases in reserves; developments regarding significant litigation or government agency investigations; changes in debt ratings; and offerings of Company securities.

G.Family and Household Members and Related Trusts and Entities.  Each Covered Person will use reasonable efforts to ensure that such Covered Person’s family members and others living in the Covered Person’s household also comply with the foregoing policy on prohibited trading and policy on confidentiality as if they were Covered Persons.  In addition, directors of the Company and individuals who have been designated as executive officers of the Company will use reasonable efforts to ensure such compliance by trusts and other entities in which such person has an interest that must be reported under Section 16 of the Securities Exchange Act of 1934 (“Related Trusts and Entities”).  Finally, Covered Persons who are subject to the foregoing requirement concerning pre-clearance of trades will use reasonable efforts to ensure that such Covered Person’s family members and others living in the Covered Person’s household and such Covered Person’s Related Trusts and Entities also comply with such pre‑clearance and Trading Window requirements.

H.Application of Policy After Termination of Employment or Tenure.  When a Covered Person’s employment or tenure as a director terminates, the Covered Person will continue to be subject to this Statement of Policy until such person is no longer in possession of material non-public information as provided in this Statement of Policy.  In addition, if the Covered Person’s transactions in Company securities are subject to the foregoing requirement concerning pre-clearance of trades and a Covered Person’s employment or tenure as a director terminates while the Trading Window is closed, the Covered Person will continue to be subject to such pre-clearance and Trading Window requirement until the Trading Window opens.

I.Violations of Policy.  Violations of this Statement of Policy may constitute grounds for corrective action, up to, and including, immediate dismissal.  Exceptions to this Statement of Policy for particular transactions, if any, may only be granted by the Compliance Officer in advance of the proposed transaction.

III.ESTABLISHMENT OF OFFICE OF SECURITIES TRADING COMPLIANCE OFFICER

A.Creation of Office of Compliance Officer.  In order to ensure compliance with this Statement of Policy by the Company and all Covered Persons, the Company has created the office of Securities Trading Compliance Officer (the “Compliance Officer”) and has appointed the Company’s Chief Financial Officer, as the Compliance Officer.  The Compliance Officer is authorized to formulate and implement rules, procedures and educational programs designed to promote the effectiveness of this Statement of Policy, designate additional Covered Persons whose transactions are subject to pre-clearance and/or limited to the Trading Window, direct appropriate Company action upon receipt of material non-public information, and respond to questions concerning this Statement of Policy and its application to specific transactions.  In this regard, certain Covered Persons may be required to certify that they have read the Statement of Policy and may be asked to disseminate and discuss the Statement of Policy with employees under their supervision.

B.Questions.  Any Covered Person who has a question about this Statement of Policy, any specific securities transaction, or prohibitions on trading while in possession of material non-public information should contact the Compliance Officer.  Any such question should be resolved prior to any trade which may potentially be prohibited.